UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐  Soliciting Material Pursuant to 240.14a-12

American Eagle Outfitters, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN EAGLE OUTFITTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

June 24, 2008

and

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 24, 2008
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS JUNE 24, 2008
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
INFORMATION CONCERNING THE BOARD OF DIRECTORS
EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE OFFICER COMPENSATION
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Nonqualified Deferred Compensation
Post-Employment Compensation
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
HOUSEHOLDING
ADDITIONAL INFORMATION

American Eagle Outfitters, Inc.
77 Hot Metal Street
Pittsburgh, Pennsylvania 15203
412-432-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 24, 2008

May 9, 2008

To the Stockholders of
American Eagle Outfitters, Inc.:

The 2008 Annual Meeting of Stockholders of American Eagle Outfitters, Inc., a Delaware corporation, will be held at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania, on June 24, 2008, at 11:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors to serve until the 2011 Annual Meeting of Stockholders, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

We have elected to furnish proxy materials and our Fiscal 2007 Annual Report on Form 10-K (“Annual Report”) to many of our stockholders over the Internet pursuant to new Securities and Exchange Commission rules, which should allow us to reduce costs associated with the 2008 Annual Meeting of Stockholders. On or about May 9, 2008, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (“the Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. All other stockholders received a copy of the Proxy Statement and Annual Report by mail. The Notice also contains instructions on how you can elect to receive a printed copy of the Proxy Statement and Annual Report, if you only received a Notice by mail.

Whether or not you plan to attend the meeting, please vote your shares promptly as outlined in the following Proxy Statement. If you attend the meeting, you may vote in person and your proxy will not be used.

By Order of the Board of Directors

Neil Bulman, Jr.
Secretary

AMERICAN EAGLE OUTFITTERS, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
JUNE 24, 2008

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 24, 2008, at 11:00 a.m., local time, at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania and at any adjournment thereof. It is being mailed to the stockholders on or about May 9, 2008. (“We,” “our,” and the “Company” refer to American Eagle Outfitters, Inc.)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on April 28, 2008, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, there were 205,797,609 shares of Common Stock, with $.01 par value, outstanding and entitled to vote. Each share that you own entitles you to one vote.

What am I voting on?

There are two matters scheduled for a vote at the Annual Meeting:

1.	Election of three Class I directors to serve until the 2011 Annual Meeting of Stockholders, or until their successors are duly elected and qualified; and

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

How does the Board recommend I vote on these proposals?

The Board of Directors recommends a vote FOR each of the nominees for director listed in this Proxy Statement, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

Why did I receive a Notice of Internet Availability of Proxy Materials?

The Securities and Exchange Commission (“SEC”) recently adopted rules for the electronic distribution of proxy materials. We have elected to provide access to our proxy materials and Fiscal 2007 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials as in years past, which should allow us to reduce costs associated with the Annual Meeting. On or about May 9, 2008, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

If your shares are registered directly in your name (you are a “registered stockholder”), you received a proxy card along with a printed copy of the proxy materials. You may complete and sign the enclosed proxy card and return it in the pre-paid envelope. Alternatively, you may attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (in “street name”), you should receive either a Notice or a voting instruction form along with a Proxy Statement. You should follow the instructions on the Notice or the voting instruction form in order to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or agent that holds your shares to present at the meeting.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice to the Company (Attention: Neil Bulman, Jr., Secretary), by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by attending the Annual Meeting and voting in person.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 205,797,609 shares of Common Stock outstanding and entitled to vote. Therefore, 102,898,805 shares will be required to be represented by stockholders present at the meeting or by proxy in order to establish a quorum.

Abstentions and broker non-votes will be counted towards the quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the election of directors and the ratification of the appointment of an independent registered public accounting firm, but not on non-routine matters.

What vote is required to approve each proposal?

Once a quorum is established, directors in an uncontested election are elected by a majority of the votes cast in respect to that director’s election. In the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes represented by the shares of Common Stock present at the meeting in person or by proxy. Properly executed proxies marked “Abstain” and broker non-votes are not voted with respect to the nominee or nominees indicated, although they are counted for purposes of determining if a quorum is present.

Appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified by the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

For any other item that is properly submitted to stockholders for approval at the Annual Meeting, an affirmative vote of a majority of the shares of Common Stock voting on the matter is required for approval. For purposes of determining the number of shares of Common Stock voting on a matter, abstentions are counted and will have the effect of a negative vote; broker non-votes are not counted and have no effect on the vote.

Who bears the costs of this solicitation?

We bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telegram, telephone or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Can I nominate someone for election to the Board of Directors?

Yes, for election at next year’s Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 25, 2009 and no later than April 24, 2009, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our website at www.ae.com under the links “About AE, AE Investment Info, Corporate Governance, Other Governance Documents.”

Additionally, you may recommend a nominee for consideration by our Nominating and Corporate Governance Committee (the “Nominating Committee”). Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below under the “Nominating Committee” section.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2008 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Secretary) by January 8, 2009. We may omit from the proxy statement and form of proxy any proposals that are not received by the Secretary by January 8, 2009. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2009 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 under the Securities Exchange Act of 1934 if notice thereof is received before March 25, 2009 or after April 24, 2009. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows, as of April 1, 2008, certain information with regard to the beneficial ownership of our Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each executive officer named in the summary compensation table below; and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
	Common	Right to		Percent
	Stock (1)	Acquire (2)	Total	(3)

5% Beneficial Owners
Geraldine Schottenstein (4)	15,768,682	—	15,768,682	7.7%
Jay L. Schottenstein (4)	13,782,398	1,560,172	15,342,570	7.4%
Wellington Management Company, LLP (5)	12,401,748	—	12,401,748	6.0%
Stephen F. Mandel, Jr. (6)	11,609,322	—	11,609,322	5.6%

Directors and Executive Officers
Jon P. Diamond (4)	4,724,669	—	4,724,669	2.3%
Joan Holstein Hilson	37,175	70,763	107,938	*
Michael G. Jesselson	312,935	2,813	315,748	*
Alan T. Kane	5,893	—	5,893	*
Roger S. Markfield	40,055	2,533,991	2,574,046	1.2%
Susan P. McGalla	105,638	407,385	513,023	*
Cary D. McMillan	2,555	3,424	5,979	*
LeAnn Nealz	54,528	170,680	225,208	*
James V. O’Donnell	1,108,731	1,962,149	3,070,880	1.5%
Janice E. Page	12,429	21,644	34,073	*
J. Thomas Presby	6,066	2,561	8,627	*
Katherine J. Savitt	19,994	78,519	98,513	*
Jay L. Schottenstein (4)	13,782,398	1,560,172	15,342,570	7.4%
Gerald E. Wedren	18,135	25,313	43,448	*
All directors and executive officers as a group (17 in group)	20,303,391	7,062,546	27,365,937	12.9%

*	Represents less than 1% of the Company’s shares of Common Stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of Common Stock beneficially owned.

(2)	Includes shares for options exercisable within 60 days of April 1, 2008 as well as total share units.

(3)	Percent is based upon the 205,785,775 shares outstanding at April 1, 2008, 7,054,605 shares which the directors and executive officers have the right to acquire upon options exercisable within 60 days of April 1, 2008 and 7,941 share units.

(4)	Members of the Schottenstein-Deshe-Diamond families (the “families”) beneficially own a total of 30,984,705 shares of the Company, or approximately 15% as of April 1, 2008. Family members include Geraldine Schottenstein, Jay Schottenstein, Ann Deshe, Susan Diamond and Lori Schottenstein and each of their spouses if married, including Jon Diamond. Geraldine Schottenstein is the mother of Jay Schottenstein, Ann Deshe, Susan Diamond and Lori Schottenstein. The families own all of the stock of SEI, Inc. Jay Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 69.9% of SEI, Inc. Accordingly, he may be deemed to be the beneficial owner of the 7,979,994 shares of the Company held by SEI, Inc., and they are included under his name in the table. Jay Schottenstein has shared voting power as trustee or trust advisor of trusts that own 5,764,903 shares and has shared power to sell as trustee of a trust that owns 245,406 shares. Geraldine Schottenstein has sole voting power and power to sell as trustee of a trust that owns 4,649,148 shares, shares voting power and has sole power to sell as trustee of trusts that own 15,768,682 shares, and shares voting power and the power to sell as trustee of a trust that owns 245,406 shares, and in each case all of the shares are included under her name in the table. Ann Deshe has shared voting power as trustee or trust advisor of trusts that own 8,950,962 shares and of this amount, has sole power to sell as trustee of a trust that owns 3,596,331 shares. Susan Diamond has shared voting power as trust advisor of a trust that owns 3,596,331 shares and has sole voting power and power to sell as trustee of a trust that owns 727,218 shares. The business address for each of SEI, Inc. and the members of the families is 1800 Moler Road, Columbus, OH 43207-1698.

(5)	In a Schedule 13G filed with the SEC on February 14, 2008, Wellington Management Company, LLP (“Wellington Management”) reported beneficial ownership of 12,401,748 shares. Wellington Management has shared voting and dispositive power over 8,583,916 shares and 12,359,148 shares, respectively. The address for Wellington Management is 75 State Street, Boston, Massachusetts 02109.

(6)	In a Schedule 13G filed with the SEC on January 14, 2008, Stephen F. Mandel, Jr., individually and (a) as Managing Member of Lone Pine Associates LLC, for itself and as the general partner of (i) Lone Spruce, L.P., (ii) Lone Balsam, L.P. and (iii) Lone Sequoia, L.P.; (b) as Managing Member of Lone Pine Members LLC, for itself and as the general partner of (i) Lone Cascade, L.P. and (ii) Lone Sierra, L.P.; and (c) as Managing Member of Lone Pine Capital LLC reported beneficial ownership of 11,609,322 shares. Mr. Mandel has shared voting and dispositive power over the 11,609,322 shares. The address for Mr. Mandel is Two Greenwich Plaza, Greenwich, Connecticut 06830.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board of Directors fixed the size of the board at ten directors and nominated three candidates, all of whom are currently directors of the Company, to be elected as Class I directors at the Annual Meeting. Class I directors serve for three-year terms ending at the 2011 annual meeting, or when their successors are duly elected and qualified. The terms of the remaining Class II and Class III directors expire at the annual meetings to be held in 2009 and 2010, respectively.

Your proxy, if executed and not revoked, will be voted as specified in the proxy, or if no instructions are given will be voted FOR each of the nominees listed below. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of directors pursuant to the Bylaws or may designate a substitute nominee, in which event the proxy will be voted FOR such substitute nominee. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

Certain information regarding each nominee and incumbent director is set forth below as of April 1, 2008, including age, principal occupation, a brief description of business experience during at least the last five years, and other directorships.

Information Regarding Class I Directors with Terms Expiring in 2011

Michael G. Jesselson, age 56, has served as a Director of the Company since November 1997. Mr. Jesselson is President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City. He also serves on the Board of Directors of a number of nonprofit institutions.

Roger S. Markfield, age 66, is a non-executive officer employee of the Company and has served as a Director since March 1999. Prior to February 4, 2007, he served the Company as Vice-Chairman since November 2003, as President from February 1995 to February 2006, and as Co-Chief Executive Officer of the Company from December 2002 to November 2003. Mr. Markfield also served the Company and its predecessors as Chief Merchandising Officer from February 1995 to December 2002 and as Executive Vice President of Merchandising from May 1993 to February 1995. Prior to joining the Company, he served as Executive Vice President-General Merchandising Manager for the Limited Division of The Limited, Incorporated, a large national specialty retailer from May 1992 to April 1993. From 1969 to 1976 and from 1979 to 1992, he was employed by R.H. Macy & Co., a national retailer operating department and specialty stores, as a Buyer in Boys’ Wear rising to the office of President of Corporate Buying-Men’s. From 1976 to 1979, Mr. Markfield served as Senior Vice President of Merchandising and Marketing for the Gap Stores, Inc. He also serves on the Board of Directors of DSW, Inc.

Jay L. Schottenstein, age 53, has served as Chairman of the Company and its predecessors since March 1992. He served the Company as Chief Executive Officer from March 1992 until December 2002 and prior to that time, he served as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation, a private company owned by the Schottenstein-Deshe-Diamond families (“SSC”) since March 1992 and as President since 1991. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. He has also served as Chairman since March 1992 and as Chief Executive Officer from July 1999 through December 2000 and from April 1991 through July 1997 of Retail Ventures, Inc. (“RVI”) a company that operates a chain of off-price department stores which is 50.1% beneficially owned by SSC, with the remaining shares publicly-held and traded on the New York Stock Exchange. Mr. Schottenstein has also served since March 2005 as Chairman of the Board and Chief Executive Officer of DSW, Inc. He has also served as an officer and director of various other corporations owned or controlled by members of his family since 1976. Jay L. Schottenstein is the brother-in-law of Jon P. Diamond.

The Board of Directors recommends that the stockholders vote “FOR” each of the nominees for Director.

Information Regarding Class II Directors with Terms Expiring in 2009

Janice E. Page, age 59, has served as a Director of the Company since June 2004. Prior to her retirement in 1997, Ms. Page spent 27 years in retailing holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company, including Group Vice President from 1992 to 1997. Ms. Page is currently a private investor. She also serves on the Board of Directors of R.G. Barry Corporation.

J. Thomas Presby, age 68, has been a Director of the Company since December 2005. Mr. Presby has used his business experience and professional qualifications to forge a second career of essentially full-time board service since he retired in 2002 as a partner in Deloitte Touche Tohmatsu. At Deloitte he held numerous positions in the United States and abroad, including the posts of Deputy Chairman and Chief Operating Officer. He also serves as a Director and Audit Committee Chair of First Solar, Inc., Invesco Ltd., Tiffany & Co., TurboChef Technologies and World Fuel Services, Inc. As Mr. Presby has no significant business activities other than board service, he is available full time to fulfill his board responsibilities. He is a certified public accountant and a holder of the NACD Certificate of Director Education. He holds a BSEE from Rutgers University and a MBA from Carnegie Mellon University.

Gerald E. Wedren, age 71, has been a Director of the Company since November 1997. Mr. Wedren has served as President of Craig Capital Co., a Washington D.C. based merger and acquisition firm since 1973. Mr. Wedren was President of G.E.W. Inc., an owner of fast food restaurants, from 1981 to 1988. Mr. Wedren also serves on the Board of Directors of Advanced Technology Communications, Inc. and Westaff, Inc.

Information Regarding Nominees for Class III Directors with Terms Expiring in 2010

Jon P. Diamond, age 50, has been a Director of the Company since November 1997. Since 1996, Mr. Diamond has served as President and Chief Operating Officer of Safe Auto Insurance Company, a property and casualty insurance company and as Executive Vice President and Chief Operating Officer from 1993 to 1996. Mr. Diamond served as Vice President of SSC, from March 1987 to March 1993 and served in various management positions with SSC since 1983. He also serves on the Board of Directors of RVI.

Alan T. Kane, age 66, has been a Director of the Company since January 2007. Mr. Kane has served as Dean of the School of Business and Technology at the Fashion Institute of Technology (FIT) since 2005. Mr. Kane also served as Professor of Retailing at the Columbia University Graduate School of Business from 1997 to 2006. Before joining the faculty at Columbia, Mr. Kane spent 28 years in the retailing industry with Federated Department Stores, The May Company, Grossman’s Inc. and a privately held retailer. He also serves on the Board of Directors of Circuit City Stores Inc.

Cary D. McMillan, age 50, has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President and on the Board of Directors of Sara Lee Corporation, a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee Corporation. He also serves on the Board of Directors of McDonald’s Corporation and Hewitt Associates, Inc.

James V. O’Donnell, age 67, has served as Chief Executive Officer of the Company since November 2003 and prior thereto as Co-Chief Executive Officer of the Company since December 2002 and as Chief Operating Officer for the Company since December 2000. Mr. O’Donnell became a member of the Board in December 2000. Prior to joining the Company, since December 1999, he served as President and Chief Operating Officer of Lyte, Inc., a retail technology services company. From 1997 to 2000, Mr. O’Donnell served as Director of Merchant Banking for Colmen Capital Advisors, Inc., and as a Project Consultant for the C. Everett Koop Foundation. From 1992 to 1997, Mr. O’Donnell was an owner and Chief Executive Officer of Computer Aided Systems, Inc. From 1980 to 1992, Mr. O’Donnell held various executive positions at The Gap Inc., and from 1987 to 1992, he was a member of the Board of Directors and was Executive Vice President. From 1989 to 1992, he served as Chief Operating Officer of The Gap Inc. Mr. O’Donnell is also a member of the Advisory Board to the Villanova School of Nursing.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

During the fiscal year ended February 2, 2008 (“Fiscal 2007”), the Board of Directors met ten times. During Fiscal 2007, all members of the Board of Directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served. It is the expectation of the Company that all incumbent directors attend the Annual Meeting of Stockholders. All incumbent members of the Board of Directors were present at our 2007 Annual Meeting except for Mr. Presby.

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who are not employees of the Company. In addition, the Company pays any fees related to the filing of Director stock ownership forms with the SEC. The Company also reimburses travel expenses to attend Board and committee meetings and director continuing education expenses.

Fiscal 2007 Director Compensation (1)

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($)	($)
	(2)	(3)

Jon P. Diamond	$55,000	$100,018	$155,018
Michael G. Jesselson	$95,000	$100,018	$195,018
Alan T. Kane	$90,000	$100,018	$190,018
Cary D. McMillan (4)	$76,238	$80,257	$156,495
Janice E. Page	$127,000	$100,018	$227,018
J. Thomas Presby	$113,000	$100,018	$213,018
Jay L. Schottenstein (5)	$275,000	$199,985	$474,985
Gerald E. Wedren	$130,000	$100,018	$230,018
Larry M. Wolf (6)	$23,750	$25,012	$48,762

(1)	Fiscal 2007 refers to the fifty-two week period ended February 2, 2008.

(2)	Amounts represent fees paid during Fiscal 2007. Directors who are not employees of the Company are paid a retainer of $55,000 per year, payable in installments on the first business day of each calendar quarter. Non-employee directors who serve on a Board committee receive a retainer of $20,000 per year for each committee, paid in installments on the first business day of each calendar quarter. Non-employee directors who serve as committee chairs receive an additional retainer, also paid in installments on the first day of each calendar quarter, as follows: $18,000 per year for the Audit Committee; $15,000 per year for the Compensation Committee; and $12,000 per year for the Nominating Committee.

(3)	Under the Company’s 2005 Stock Award and Incentive Plan, directors who are not employees of the Company receive an automatic stock grant of a number of shares equal in value to $25,000 based on the closing sale price of the Company’s stock on the first day of each calendar quarter.

Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of a share unit account. From June 2007 to December 2007, Mr. McMillan elected to defer 100% of his quarterly share retainer in accordance with the Director Deferred Compensation Agreement (the “Agreement”) until the date of a distribution event as described in the Agreement. Beginning January 2008, Mr. McMillan elected to reduce his deferral amount to 50% of his quarterly share retainer. Additionally, beginning January 2008, Mr. Presby elected to defer 100% of his quarterly share retainer in accordance with the Agreement until the date of a distribution event as described in the Agreement.

(4)	Mr. McMillan was elected to the Board at the 2007 Annual Meeting of Stockholders held on June 12, 2007. Accordingly, his compensation is pro-rated based on the date of election.

(5)	In connection with his services as our Chairman, Mr. Schottenstein receives compensation of $275,000 per year. Under the Company’s 2005 Stock Award and Incentive Plan, Mr. Schottenstein receives an automatic quarterly stock grant of a number of shares equal in value to $50,000 based on the closing sale price of the Company’s stock on the first day of each calendar quarter.

(6)	Mr. Wolf served on the Board of Directors until the 2007 Annual Meeting of Stockholders held on June 12, 2007.

Until June 2005, non-employee directors received an automatic quarterly grant of options to purchase shares of common stock. At February 2, 2008, the aggregate number of option awards outstanding was: Mr. Jesselson—2,813 shares; Ms. Page—19,688 shares; Mr. Wedren—25,313 shares; and Mr. Wolf—25,313 shares. Mr. Schottenstein also received various stock option awards prior to June 2005, as determined by the Compensation Committee, and awards for 1,560,172 shares remain outstanding.

In June 2005, the Board of Directors determined that each director should own common stock of the Company and established the following ownership guidelines. Within three years of joining the Board or the implementation of the ownership guidelines, each director must hold stock of the Company worth at least four times the current annual cash base retainer amount, or currently $220,000. The following forms of equity interests in the Company count towards the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count towards the stock ownership requirement.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These committees are governed by written charters, which were approved by the Board of Directors and are available on the Company’s website at www.ae.com under the links “About AE, AE Investment Info, Corporate Governance.”

The Board has determined that the directors that are members of each standing committee are independent as defined in the applicable rules of the New York Stock Exchange. In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•	Whether any family member of the director is or has been in any of the past three years an employee, director, or nominee for director of the Company;

•	Whether the director or any family member of the director is a partner, controlling shareholder, director, trustee, or executive officer of any organization (including charitable or non-profit organizations) to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) that exceed 5% of the recipient’s gross revenues or $200,000, whichever is more, in the current year or any of the past three fiscal years;

•	Whether the director is or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•	Whether the director is or has been in the past three years, a partner of, employee of, or affiliated with, an accounting firm;

•	Whether the director or any of the director’s family members accepted any payment from the Company or any of its Subsidiaries or affiliates in excess of $10,000 during the current fiscal year or any of the past three fiscal years, other than compensation for board or board committee service, payments arising solely from investment in the Company’s securities, compensation paid to a family member who is a non-executive employee of the Company or one of its Subsidiaries, or benefits under a tax-qualified retirement plan; and

•	Whether there are any relationships which exist between the director, the director’s family member(s), or an entity controlled by the director or the director’s family member(s) and the Company’s other directors or officers (other than in their capacity as a director or officer).

The following sets forth Committee memberships as of the date of this proxy statement:

	Audit	Compensation	Nominating
Director	Committee	Committee	Committee

Michael G. Jesselson (1)	X		X
Alan T. Kane		X	X
Cary D. McMillan	X	X
Janice E. Page	X	X	XX
J. Thomas Presby	XX		X
Gerald E. Wedren	X	XX	X

X = Member

XX = Committee Chair

(1)	Mr. Jesselson also serves as the Company’s Lead Independent Director

Audit Committee

The primary function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the qualifications, performance and independence of the independent registered public accounting firm, (3) the performance of the internal auditors, and (4) the Company’s compliance with regulatory and legal requirements. The Audit Committee also reviews and approves the terms of any new related party agreements. The Audit Committee met nine times in Fiscal 2007.

The Board has determined that Mr. Presby and Mr. McMillan qualify as “audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. The Compensation Committee reviews and approves salaries and other compensation of executive officers, administers the Company’s 1994 Stock Option Plan, 1999 Stock Incentive Plan and 2005 Stock Award and Incentive Plan and administers the Company’s Management Incentive Plan. The Compensation Committee met nine times in Fiscal 2007.

Nominating Committee

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to the organization and operation of the Board, selection of nominees for election to the Board and other corporate governance matters. The Nominating Committee met six times in Fiscal 2007. The Nominating Committee developed and reviews each year the Company’s Corporate Governance Guidelines, which were adopted by the Board and are available on our website at www.ae.com under the links “About AE, AE Investment Info, Corporate Governance.”

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company’s business, including issues of diversity and experience in different substantive areas such as retail operations, marketing, technology, distribution, real estate and finance. Candidates may come to the attention of the Committee from a variety of sources, including current Board members, stockholders, and management. All candidates are reviewed in the same manner regardless of the source of the recommendation. In the past, the Nominating Committee has retained the services of a search firm to assist in identifying and evaluating qualified director candidates.

The Committee will consider the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•	such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, in writing at least 120 days prior to the date of the next scheduled Annual Meeting;

•	the nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934; and

•	the stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

Meetings of Non-Management and Independent Directors

The Board’s policy is to have the non-management directors meet separately in executive session in connection with each regularly scheduled board meeting (at least four times annually). Additionally, the independent directors meet at least annually. During each meeting of the non-management or independent directors, the Lead Independent Director will lead the discussion.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2007, the members of the Compensation Committee included Messrs. Wedren (Chairman), Kane, McMillan and Ms. Page. None of the current or former members of the Compensation Committee are present or former officers of the Company or its subsidiaries or have affiliates that are parties to agreements with the Company.

Communications with the Board

The Board provides a process for stockholders to send communications to the non-management members of the Board. That process is described on the Company’s website at www.ae.com under the links “About AE, AE Investment Info, Corporate Governance, Board of Directors.”

Code of Ethics

The Company has adopted a Code of Ethics that applies to all of its directors, officers (including the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller) and employees. The Code of Ethics is available on the Company’s website at www.ae.com under the links “About AE, AE Investment Info, Corporate Governance.” Any amendments or waivers to our code of ethics will also be available on our website.

EXECUTIVE OFFICERS

The following persons are executive officers of the Company. For information regarding officers who are also directors, see “Election of Directors.” The officers of the Company are elected annually by the Board and serve at the pleasure of the Board.

Thomas A. DiDonato, age 49, has served the Company as Executive Vice President of Human Resources since July 2005. Prior to joining the Company, Mr. DiDonato served the H.J. Heinz Company as Chief People Officer from September 2004 to July 2005, as Vice President of Global Leadership and Development for the Heinz World Headquarters from December 2003 to September 2004 and prior thereto as Vice President of Human Resources for Heinz North America since July 2001. From 1997 to 2001, Mr. DiDonato served as Senior Vice President of Human Resources for Merck-Medco Managed Care LLC. Prior to that time, Mr. DiDonato held various Vice President level positions with Pepsico from 1990 to 1997 and with Philip Morris Companies, Inc. from 1982 to 1990.

Joan Holstein Hilson, age 48, has served the Company as Executive Vice President, Chief Financial Officer, AE Brand, and Principal Financial and Accounting Officer since April 2006. Prior thereto, Ms. Hilson served the Company as Senior Vice President, Finance since September 2005. Prior to joining the Company, Ms. Hilson held various positions at the Victoria’s Secret Stores division of Limited Brands, Inc., including Executive Vice President and Chief Financial Officer from July 2002 to August 2005, Vice President of Planning and Allocation from April 1997 to June 2002, Vice President of Finance from February 1996 to March 1997 and Vice President of Financial Planning from August 1995 to January 1996. Prior to that time, Ms. Hilson held various other management level positions with Limited Brands, Inc. from April 1993 to July 1995. Ms. Hilson held various finance management positions at Sterling Jewelers, Inc. from August 1985 to January 1993 and prior thereto she worked as a Certified Public Accountant at the accounting firm Coopers & Lybrand.

Joseph E. Kerin, age 62, has served the Company and its predecessors as Executive Vice President of Store Operations since November 2007 and from January 1991 to March 2006. From March 2006 to November 2007, he served as Executive Vice President of Store Operations and Real Estate. Prior to that time, he held various positions with the Company’s predecessors, including Senior Vice President-Store Operations from October 1987 to October 1988, Vice President-General Manager Store Operations from February 1979 to October 1987, General Manager Store Operations from November 1975 to February 1979, and Regional/District Manager of the Silverman’s Division from October 1972 to November 1975.

Susan P. McGalla, age 43, has served the Company as President and Chief Merchandising Officer, American Eagle Outfitters, Inc. since March 2007. Prior thereto, Ms. McGalla served as President and Chief Merchandising Officer, AE Brand from January 2005 to February 2007, as Executive Vice President and Chief Merchandising Officer from November 2003 to January 2005, as Executive Vice President, Merchandising from August 2002 to November 2003 and from November 1997 to August 2002, she served as Vice President, General Merchandise Manager-Women’s. Prior to that time, Ms. McGalla held various other positions with the Company, including Divisional Merchandise Manager-Women’s from June 1996 to November 1997 and Buyer-Women’s from June 1994 to June 1996. Prior to joining the Company, she held various merchandising/management positions at Joseph Horne Company in Pittsburgh, Pennsylvania from June 1986 to June 1994.

LeAnn Nealz, age 51, has served the Company as Executive Vice President and Chief Design Officer since May 2004. Prior to joining the Company, Ms. Nealz served as Senior Vice President-Design of GapKids and babyGap from March 2002 to April 2004. From May 2000 to March 2002, she was a consultant for Esprit. From June 1997 to April 2000, Ms. Nealz was Vice President-Creative Director of Nine West Group Inc. and President, creator and owner of Le Havlin Piro. From 1996 to September 1997 she was one of the creators of Theory. From 1993 to 1996 Ms. Nealz acted as the Senior Vice President of Design and Marketing for Pepe Jeans. From 1989 to 1993 Ms. Nealz served as both men’s and women’s Senior Design Director at Banana Republic. Prior to that time, Ms. Nealz held several positions, including Design Director of CK Jeans and Calvin Klein Sport as well as the Creative Director for Guess Jeans.

Dennis R. Parodi, age 56, has served the Company as Executive Vice President and Chief Operating Officer, New York Design Center, since February 2006. Prior thereto, Mr. Parodi served as Senior Vice President of Real Estate and Construction since May 2004 and as Vice President and Chief Operating Officer, New York Design Center, since March 2003. Prior to joining the Company, Mr. Parodi served as a consultant for Whelan’s International Corporation from January 2002 to March 2003. From February 1983 to December 2001, Mr. Parodi held various positions with GAP, Inc., including Executive Vice President-U.S. Stores & Global Operations from 1998 to 2001, Senior Vice President-Director of Stores from 1993 to 1998, Vice President-Eastern Zone from 1988 to 1993 and Regional Manager from 1983 to 1988.

Katherine J. Savitt, age 44, has served the Company as Executive Vice President and Chief Marketing Officer, American Eagle Outfitters, Inc. since March 2007. Prior thereto, Ms. Savitt served as Executive Vice President and Chief Marketing Officer, AE Brand from March 2006 to March 2007. Prior to joining the Company, Ms. Savitt served as Vice President of Strategic Communications, Content and Entertainment Initiatives of Amazon.com from December 2002 to February 2006. From October 1993 to October 2002, Ms. Savitt served as President and co-Founder of MWW/Savitt, an integrated marketing communications and public relations firm. From October 1990 to October 1993 she served as Senior Vice President of Sorenson Roberts and Hansen Advertising and Public Relations. Prior to that time she held several positions, including Senior Account Director at Arst Public Relations, Advertising Production Manager for Nintendo of America and Director of Corporate Communications for Mandelbaum, Wolf Wiskowski.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors or persons who are beneficial owners of more than ten percent of the Company’s Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during Fiscal 2007, with the exception of one late Form 4 filing by each of Mr. Kane, Mr. Markfield, Mr. McMillan, Mr. Parodi and Ms. Savitt, all reporting persons complied with applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices with respect to our named executive officers (the “NEOs”). For Fiscal 2007, our NEOs included our Chief Executive Officer, President/Chief Merchandising Officer, Chief Design Officer, Chief Marketing Officer, and Chief Financial Officer.

Performance-Results

For Fiscal 2007, NEO compensation was driven by the Company’s financial results, as measured by diluted earnings per share (“EPS”). Fiscal 2007 EPS incorporates operational results including American Eagle Outfitters, Inc; aerie; MARTIN + OSA; and investment in the launch of 77kids. As described herein, our EPS growth was above threshold but did not meet target-level performance. Accordingly, this resulted in below target payout and vesting of performance-based compensation. All performance awards were based on pre-established goals and discretion was not exercised in determining any NEO awards.

The NEO’s resulting realized compensation based on Fiscal 2007 Company performance reflects the performance-oriented nature of the plan. In a year with below target performance, executives’ realized compensation was significantly lower than grant date target value. Payouts in the annual incentive bonus plan, long-term incentive cash plan contributions and restricted stock vesting were all reduced due to Company performance. As a result, realized performance-based compensation for NEO’s was reduced by 30% on average from target levels.

Role of Our Compensation Committee

Our Compensation Committee reviews and approves salaries and other compensation of named executive officers, administers the Company’s 1994 Stock Option Plan, 1999 Stock Incentive Plan and 2005 Stock Award and Incentive Plan and administers the Company’s Management Incentive Plan.

Role of Executive Officers in Compensation Decisions

Mr. O’Donnell, our Chief Executive Officer, annually reviews the performance of each NEO with the Compensation Committee and makes recommendations with respect to each element of executive compensation for each NEO, excluding himself. Based in part on these recommendations and other considerations discussed below, the Compensation Committee approves, when appropriate, the annual compensation package of our named executive officers. Mr. O’Donnell reviews and recommends changes to the Compensation Committee for the Company peer group when necessary.

Variations for NEOs with Employment Agreements

The two highest paid NEOs (Chief Executive Officer and President/Chief Merchandising Officer) are employed pursuant to individual employment agreements. Because these agreements were separately negotiated with the Compensation Committee based on the individual NEO’s circumstances and the criticality of retaining these key leaders, the value of some of the compensation elements are above the range of our general plan design. However, the primary compensation elements are the same as those in our overall plan and align with our governing philosophy and objectives regarding executive compensation.

Compensation Program Objectives

The overall objective of our executive compensation program is to attract highly skilled, performance-oriented executives and to motivate them to achieve outstanding results through appropriate means. We focus on the following core principles in structuring an effective compensation program that meets our stated objective:

•	Performance—We endeavor to align executive compensation with the achievement of operational and financial results and increases in shareholder value. Our compensation program includes significant performance based remuneration and is designed for our executives to have a larger portion of their total compensation “at risk” based on Company performance than our peer companies. We believe this feature creates a meaningful incentive for outstanding performance and an effective retention tool. In addition, our program features a substantial equity component in order to align executive interests with the interests of our shareholders.

•	Competitiveness—We structure executive compensation to be competitive relative to a group of retail peers. We target total compensation at approximately the 75th percentile of our peer group in recognition of our emphasis on performance based compensation, the larger size of our Company relative to the peer group, the setting of “stretch” growth and performance goals, and our aggressive business strategy.

•	Affordability—We design our compensation program to limit fixed compensation expense and increase budget predictability by emphasizing variable, performance based compensation. In addition, we structure our incentive plans to maximize financial efficiency by establishing programs that are tax deductible and by making performance based payments only to the extent that underlying performance supports the expense.

•	Simplicity—We have endeavored to create a simple, straight-forward compensation program; one that our associates and shareholders can easily understand.

Compensation Program Elements

Our executive compensation program is designed to place a large amount of pay at risk for all executives. Our philosophy serves to cultivate a pay-for-performance environment. Our executive compensation plan design has five key elements:

•	Base Salary

•	Annual Incentive Bonus

•	Long-term Incentive Cash Plan (“LTICP”)

•	Restricted Stock (“RS”)

•	Non-Qualified Stock Options (“NSO”)

Three of the elements (Annual Incentive Bonus, Long-term Incentive Cash Plan, and Restricted Stock) are entirely “at risk” based on Company performance and are subject to forfeiture if the Company does not achieve threshold performance goals. Company performance below threshold levels results in forfeiture of all elements of direct compensation other than base salary and Non-Qualified Stock Options. At threshold performance and below, the NEO’s total annual compensation declines by an average of 77% relative to target performance. Annual compensation at threshold levels and below includes only base salary and the stock option component of the long-term incentive/equity opportunity, the latter of which provides compensation only to the extent that vesting requirements are satisfied and share price appreciates.

We strategically allocate compensation between short-term and long-term components and between cash and equity in order to maximize executive performance and retention. While we endeavor to design compensation packages consistently for our executives, long-term compensation and equity awards comprise an increasingly larger proportion of total compensation as position level increases. The portion of total pay attributable to long-term incentive cash/equity compensation increases at successively higher levels of management, which ensures that executive compensation closely aligns with changes in shareholder value and achievement of performance objectives and that executives are held accountable for results relative to position level.

Base Salary

Base salary represents the annual salary paid to each executive. The objective of base salary is to provide a baseline compensation level that delivers current cash income to the NEOs and reflects his or her job responsibilities, experience and value to the Company. To aid in attracting and retaining high quality executives, salaries for our named executive officers are generally targeted at the 75th percentile of our peer group to reflect the Company’s large size relative to the peer group, the aggressive nature of our overall business plan, and the highly performance-based nature of the other elements of the direct compensation program. We review base salaries in the last quarter of the fiscal year and increases, where applicable, are typically effective for the beginning of the new fiscal year. Individual salaries range above or below the 75th percentile based on a variety of factors, including position level, executive experience relative to industry peers, individual performance, future potential, leadership qualities and unique skill sets.

Annual Incentive Bonus

We structure the Annual Incentive Bonus to encourage the achievement of above market annual performance targets and to recognize and reward short-term Company performance. The Annual Incentive Bonus focuses the executive team on key annual objectives and business drivers that support growth of the Company’s EPS, improvement in overall operations, and increases in shareholder value. We establish an executive’s annual incentive bonus as a percentage of base salary, with increases in target percentages directly related to position level. This approach places a proportionately larger percentage of total annual pay at risk for our executives relative to position level and ensures that accountability is directly proportionate to each executive’s role and responsibility. In Fiscal 2007, the target award opportunity for our Chief Executive

Officer is equal to 120% of base salary and the target award opportunities for our other NEOs range from 50% to 100% of base salary. Annual incentive bonus payouts fluctuate based upon Company EPS, with actual Annual Incentive Bonus payments ranging from zero at threshold performance, to 100% at target performance, to 200% if the Company achieves goals that are substantially above our business plan for the fiscal year. Refer to the 2007 Performance Metrics section below for a description of the 2007 Annual Incentive Bonus metrics. Fiscal 2007 bonuses were paid at 70% of target based upon EPS of $1.82.

Long-term Incentive Cash Plan

The Long-term Incentive Cash Plan is a performance based variable incentive plan that supports both retention and performance motivation objectives. The Company instituted the LTICP in Fiscal 2005 and makes LTICP awards to the NEOs and to certain other executives who participate in the plan. Executives that do not participate in the LTICP receive the same long-term incentive/equity proportion of total compensation as similarly situated executives participating in the LTICP; however, their total long-term incentive/equity value is delivered entirely through Restricted Stock and Stock Options and their total equity includes a relatively larger percentage of Restricted Stock and Stock Options than an LTICP participant. Target award opportunities under the LTICP are equal to 50% of the participant’s Annual Incentive Bonus target opportunity. LTICP awards are contingent upon the achievement of pre-established annual EPS goals, which are described below.

Like the Annual Incentive Bonus plan, LTICP awards are contingent upon satisfaction of EPS targets. However, the performance goals in the LTICP are set below the goals in the Annual Incentive Bonus and Restricted Stock program, each of which contains aggressive performance requirements. The more modest goals in the LTICP support retention oriented objectives and help to mitigate the potential volatility in compensation opportunity that may result from the setting of aggressive targets in the other variable compensation plans.

Actual LTICP awards range from zero for performance below the threshold EPS goal, to 25% of the targeted percentage amount at the threshold EPS goal, to 100% of the targeted percentage amount at the target EPS goal, to 200% of the targeted percentage amount if the Company achieves goals that are substantially above our business plan. Each year, upon achievement of stated goals, the Company defers LTICP awards (if any) into notional accounts. For Fiscal 2007, the performance of all notional accounts was based on a single diversified fund, selected by the Company. After a three year waiting period from a participant’s first award, the executive begins to receive an annual payout of one-third of their existing account balance. The payments are taxed at distribution to the executive. The Company pays all account balances in full upon an executive’s retirement. For Fiscal 2007, the LTICP awards funded at 72% of target based on actual EPS of $1.82. Following the Fiscal 2007 contribution, executives with three years of contributions into the LTICP received their first payout of one-third of their existing LTICP account balance

We have enjoyed success in the past few years. During this same period, many of our key competitors have entered phases of expansion or rebuilding. This dynamic led management and the Compensation Committee to consider the establishment of formal non-competition/non-solicitation agreements to mitigate the possibility of senior executives entering into direct competition with the Company and to protect the Company’s investment in human capital following termination of a NEO’s employment. During Fiscal 2007 the Company and Compensation Committee researched and approved plan design changes to the LTICP. The new feature in the plan affords the Company the protection of executive non-competition/non-solicitation agreements. Executives who participate in this feature of the plan are obligated to a twelve month non-competition and eighteen-month non-solicitation agreement upon their separation. In consideration for this agreement, the Company will pay out the balance in the LTICP for these Executives following their separation. The LTICP account balance is paid out in three installments; the first six months post-separation and the second and third at the time of the normal annual payouts for active participants in following years. The payment is contingent upon continued adherence to the non-competition/non-solicitation agreement. This initiative, using the LTICP, did not result in any incremental compensation expense to the Company in Fiscal 2007.

Equity Awards

Equity compensation is designed to align executive compensation with short-term and long-term Company performance. The Company utilizes a combination of performance-based Restricted Stock awards and time-based Non-Qualified Stock Option grants to focus management on corporate performance and sustainable earnings growth. The overall plan design has a heavier emphasis on Stock Options than on Restricted Stock due to the growth positioning of the Company and our commitment to increasing long term shareholder value. Total equity grant value pools are pre-determined based upon the framework of the executive compensation plan design.

Restricted Stock: Restricted Stock awards represent approximately 40% of the value of an executive’s overall long-term incentive/equity, once the LTICP has been calculated. This value may vary depending on position level and eligibility for the LTICP. We determine the number of shares of Restricted Stock based on the overall dollar value of the award, adjusted for performance risk, divided by the closing price of our common stock on the grant date. We adjust the overall dollar value of the award for risk in order to take into account the inherent volatility of the specialty retail industry and the potential risk of forfeiture due to Company performance.

Restricted Stock grants feature one-year performance based vesting. Restricted Stock vests upon achievement of pre-established annual EPS goals, which are described below. If threshold performance is not met, the award recipient forfeits all shares. An award recipient cannot earn more than 100% of target, and unlike the Annual Incentive Bonus and LTICP, above-target performance does not result in receipt of additional shares of Restricted Stock. Based on Fiscal 2007 EPS of $1.82, 70% of the target restricted shares granted in Fiscal 2007 were earned and the balance was forfeited.

The table below describes key features of our Restricted Stock award program:

	Timing	Grant Date/Grant Price	Approval

New Hires & Promotions	Awarded to all newly hired or promoted executives on the first business day of employment in executive role.	The hire date or promotion date is the grant date and the closing price of our common stock on the grant date is the grant price.	New hire/Promotion award amounts are determined by our executive compensation team and presented to our Chief Executive Officer for review and approval based on delegation of authority from the Compensation Committee. If the grant date fair value of a new hire or promotion award exceeds $200,000, the Compensation Committee must approve the award.

Annual Award	Awarded to all active executives in the first quarter of each fiscal year.	The first regularly scheduled Compensation Committee meeting date is used as the grant date and the closing price of our common stock on the grant date is the grant price.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Committee meeting of the new fiscal year.

The CEO may exercise discretion in his recommendations to the Compensation Committee with regard to grants of Restricted Stock for all executives based on individual performance, including the named executive officers, excluding himself. However, adjustments suggested by the CEO must not result in an expansion of the overall grant value pool under any circumstances. Compensation Committee approval of individual Restricted Stock awards is final and no changes are permitted after that approval.

Non-Qualified Stock Options: Stock Options represent 60% of the value of an executive’s overall long-term incentive/equity, once the LTICP has been calculated. This value may vary depending on position level and eligibility for the LTICP. We determine the number of shares underlying each Option grant based on the overall value of the grant using a Black-Scholes option pricing model and the closing price of our common stock on the grant date. In no event will we grant Options at an exercise price below the fair market value of our common stock on the date of grant. Stock Option grants vest proportionally over three years with a seven year term from the grant date, assuming continued employment.

The table below describes key features of our Stock Option award program:

	Timing	Grant Date/Exercise Price	Approval

New Hires & Promotions First Fiscal Quarter (following the first Compensation Committee meeting of the fiscal year) through Third Fiscal Quarter	Awarded to all newly hired or promoted executives on the first business day of the fiscal quarter following hire/promotion.	The first business day of the following fiscal quarter is the grant date and the closing price on that date is the exercise price.	New hire/Promotion award amounts are determined by our executive compensation team and presented to our Chief Executive Officer for review and approval based on delegation of authority from the Compensation Committee. If the grant date fair value of a new hire or promotion award exceeds $200,000, the Compensation Committee must approve the award.

New Hires & Promotions Fourth Fiscal Quarter through First Fiscal Quarter (through the first Compensation Committee meeting of the fiscal year)	Awarded to all newly hired or promoted executives; timed with the annual award in the first quarter of each fiscal year.	The date of the first regularly scheduled meeting of the Compensation Committee for the fiscal year is used as the grant date and the closing price on that date is the exercise price.

Annual Award	Awarded to all active executives in the first quarter of each fiscal year.	The date of the first regularly scheduled meeting of the Compensation Committee for the fiscal year is used as the grant date and the closing price on that date is the exercise price.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Committee meeting of the new fiscal year.

The CEO may exercise discretion in his recommendations to the Compensation Committee with regard to grants of Stock Options for all executives based on individual performance, including the named executive officers, excluding himself. However, adjustments suggested by the CEO must not result in an expansion of the overall grant value pool under any circumstances. Compensation Committee approval of individual Stock Option awards is final and no changes are permitted after that approval.

Delegation of Authority: The Compensation Committee delegates authority to the CEO to grant Restricted Stock and/or Stock Options awards for internal promotions and new hires, subject to an overall dollar value for each award and for all awards in total. No authority is delegated for awards to NEO’s.

Executive Perquisites

Executive perquisites are not a significant component of our executive compensation program. We limit the use of perquisites among our eligible executives. Executive perquisites are disclosed in the Summary Compensation Table.

2007 Performance Metrics

In the continued interest of simplicity and focus, for Fiscal 2007, the Compensation Committee chose a single performance metric, diluted EPS, to develop targets for awarding performance-based compensation. Annual Incentive Bonus, Long-Term Incentive Cash Plan and Restricted Stock awards are all contingent upon the achievement of specific EPS goals. The Compensation Committee has chosen EPS as the key performance metric because it reflects the Company’s success in growing the business and driving sustained increases in profit. We believe that EPS reflects all key financial and operational performance objectives, while maintaining simplicity in the design and execution of our executive compensation program. Moreover, we believe that EPS targets encourage management to focus on all aspects of performance, including both top line growth in revenue, expense control and bottom line results.

Our Compensation Committee establishes performance goals at the beginning of each fiscal year based on a variety of factors, such as internal budget, investor expectations, peer company results, prior year Company performance, upcoming fiscal year business plan, and strategic initiatives. To ensure a direct correlation between the level of responsibility and accountability for results, the Company has developed a payout structure related to EPS goals for the Executive team that is more challenging than that below the Executive-level.

For Fiscal 2007, the Compensation Committee established the following EPS goals for Executive-level Associates, measuring EPS growth against prior year realized EPS:

•	For Annual Incentive Bonus: $1.70 at Threshold (reflecting 0% growth), $1.95 at Target (reflecting 15% growth) and $2.04 at Maximum (reflecting 20% growth).

•	For Restricted Stock awards: $1.70 at Threshold (reflecting 0% growth) and $1.95 at Target (reflecting 15% growth).

•	For the LTICP awards: $1.70 at Threshold (reflecting 0% growth), $1.87 at Target (reflecting 10% growth) and $1.95 at Maximum (reflecting 15% growth).

A 15% EPS growth target aligns with our business strategy and our status as a growth company. Moreover, the 15% EPS growth target established at the beginning of Fiscal 2007 exceeded the then general analyst consensus for the Company of 11.5% growth. Fiscal 2007 actual EPS was $1.82.

Compensation Benchmarking

In addition to many other factors that affect compensation determinations, we take into account the compensation practices of comparable companies in formulating our compensation program. We consider three key factors in choosing the companies that comprise our peer group:

•	Talent—Companies with which we compete for executive-level talent.

•	Size—Companies within the specialty retail industry with comparable revenue.

•	Comparability—Companies with which we compete for customers and investors.

For Fiscal 2007, the Company chose a peer group of specialty retailers consisting of the following component companies:

•	Abercrombie & Fitch Co. (ANF)

•	Aeropostale, Inc. (ARO)

•	AnnTaylor Stores Corp. (ANN)

•	Chico’s FAS, Inc. (CHS)

•	Dick’s Sporting Goods (DKS)

•	Gap, Inc. (GPS)

•	Guess, Inc (GES)

•	Hot Topic, Inc. (HOTT)

•	J. Crew Group, Inc. (JCG)

•	Limited Brands, Inc. (LTD)

•	New York & Company, Inc. (NWY)

•	Pacific Sunwear of California, Inc. (PSUN)

•	Polo Ralph Lauren (RL)

•	Quiksilver, Inc. (ZQK)

•	Talbots, Inc. (TLB)

•	Urban Outfitters (URBN)

We evaluate our peer group on an annual basis for relevance and propose changes when appropriate. The Compensation Committee reviews and approves the recommended peer group changes as necessary. For Fiscal 2007, the Compensation Committee approved an updated peer group; which is reflected above. Based on the definitions stated; three companies were removed from the Fiscal 2006 peer group, including: The Children’s Place; Coach, Inc.; Coldwater Creek, Inc.; and three additional companies were added to the peer group for Fiscal 2007 (Dick’s Sporting Goods, Guess, Inc. and Polo Ralph Lauren).

Timing of Equity Awards

Although the Company does not have a formal policy surrounding the timing of equity awards and the release of material, non-public information, the Company does utilize a consistent approach to selecting both the grant dates and the terms of equity awards as described earlier. The Company makes annual equity grants in the first quarter of the fiscal year. For the past three years; the grant date was the Compensation Committee meeting date during which earnings were certified for the prior fiscal year. It is the Company’s intention to continue the practice of using the Compensation Committee meeting date during which prior year financial results are certified as the grant date.

Context for Changes to Executive Contracts

Beginning in the third quarter of Fiscal 2006, the Company entered into negotiations with the CEO, Mr. James O’Donnell, regarding the renewal of his contract. The proposals and subsequent negotiations focused on continuing Mr. O’Donnell’s position as our CEO through Fiscal 2009 and a consulting term through Fiscal 2010. The structure and elements of the contract reflect Mr. O’Donnell’s seasoned leadership which has led to industry leading performance at the Company. We are in a critical growth period with the launch of the new businesses MARTIN + OSA, aerie, and 77kids. Mr. O’Donnell’s track record has proven that he has and is capable of delivering on the goals, objectives, and expectations of the Board of Directors. Additionally, the potential for continued expansion of the Company, either through additional businesses, sub brands, or internationally will benefit greatly from Mr. O’Donnell’s knowledge and experience. Also, inherent to his leadership role, it is expected that Mr. O’Donnell will continue to mentor our executive team during his tenure with the Company. Given the nature of the expectations framing the responsibilities and accountabilities of Mr. O’Donnell’s role within the Company during the contract term, his total compensation package in the new contract is heavily performance-based. The final contract was executed on December 28, 2006 and became effective on February 4, 2007, coinciding with the beginning of Fiscal 2007.

Beginning in the fourth quarter of Fiscal 2006, the Company entered into negotiations with the President/Chief Merchandising Officer, Ms. Susan McGalla, regarding the renewal of her contract. The proposals and subsequent negotiations focused on continuing Ms. McGalla’s position as the Company’s President/Chief Merchandising Officer through Fiscal 2008. We approached the negotiations with the understanding that Ms. McGalla’s contributions and leadership to the American Eagle Brand during the previous two fiscal years have been an integral part of the overall success of the organization. Ms. McGalla’s consistently demonstrated commitment, innovation, and passion for the Company and the brand has led to exceptional performance and growth. Her knowledge of and experience in the specialty retail industry has been and will continue to be important in meeting the growth and success expectations of the Board of Directors and shareholders. Additionally, the Company’s ability to expand its portfolio with the addition of the MARTIN + OSA, aerie, and 77kids is based on the strength of the core American Eagle Brand. Potential future expansions (additional divisions, sub brands, or internationally) will rely heavily on the foundation of the American Eagle Brand and its continued success. Also, Ms. McGalla has been instrumental in identifying and developing the executive leadership within the Company’s Design, Merchandising, and Marketing divisions. Given the nature of the expectations framing the responsibilities and accountabilities of Ms. McGalla’s role within the Company during the contract term, her total compensation package in the new contract is substantially performance-based. The final contract was executed and became effective on March 1, 2007.

Severance and Change of Control Payments

Some of our NEOs are entitled to receive severance payments and other benefits in the event of a change in control of the Company and/or upon the termination of the executive’s employment with the Company under specified circumstances. These arrangements provide essential protections to both the executive and the Company. Agreements providing for severance and change of control payments assist the Company in attracting and retaining qualified executives that could have other job alternatives. At the same time, the applicable agreements preserve valuable Company assets by imposing upon the executive’s non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants. For a description and quantification of these severance and change of control benefits, please see the section entitled “Post-Employment Compensation.”

Role of Compensation Consultants

The Compensation Committee has the authority under the Compensation Committee Charter to retain outside consultants or advisors to assist the Committee. The Committee engages the services of Watson Wyatt & Company as its primary independent outside compensation consultant to advise the committee on all matters related to Chief Executive Officer and other executive compensation. The independent compensation consultant does not advise the Company’s management and only works with management under the direction of the Compensation Committee. Representatives of Watson Wyatt attended a majority of the Compensation Committee meetings in Fiscal 2007. Watson Wyatt & Company does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analysis, recommendations or other market data.

Our executive compensation management team engages its own consultant, Frederic W. Cook & Co., Inc. which is independent of the consultant engaged by the Compensation Committee, to assist in carrying out its duties. Our executive compensation team works with a compensation consultant to gain insights into market practices and make informed recommendations to the committee on executive compensation plan design and execution. Team members work together to ensure that executive compensation decisions align with the marketplace and the Company’s overall compensation objectives. After our executive compensation team has fully developed a compensation plan design or design change, our Chief Executive Officer reviews the proposal following which the Compensation Committee considers the proposal for final approval. Management engages the Hay Group, Inc. as needed to provide market data and analysis.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s Chief Executive Officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). The Company endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting our compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be non-deductible as a result of Section 162(m). The tax impact of the Section 162(m) disallowance for the tax year ended July of 2007 was $94,643 at 35%.

Additionally, Section 409A of the Internal Revenue Code governs our ability to establish the time and form of payment under our nonqualified deferred compensation arrangements. We believe that we have been operating our nonqualified deferred compensation arrangements in good faith compliance with Section 409A and the guidance available thereunder in effect since January 1, 2005.

EXECUTIVE OFFICER COMPENSATION

General

The following table summarizes the compensation for each of the last two fiscal years of the Company’s Principal Executive Officer, Principal Financial Officer, and three other most highly compensated executive officers ranked by their total compensation as listed in the table below.

Summary Compensation Table

					Non-Equity
		Base	Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
	(1)		(2)	(3)	(4)	(5)

James V. O’Donnell	2007	$1,350,000	$5,835,611	$2,966,356	$1,780,895	$41,308	$11,974,170
Principal Executive	2006	$1,019,231	$5,339,469	$5,155,433	$3,741,372	$24,835	$15,280,340
Officer
Susan P. McGalla	2007	$1,000,000	$1,086,826	$1,638,595	$1,103,357	$28,404	$4,857,182
President and Chief	2006	$866,346	$1,197,489	$815,092	$2,384,744	$22,980	$5,286,651
Merchandising Officer
Kathy J. Savitt	2007	$650,000	$708,287	$411,412	$492,952	$219,043	$2,481,694
EVP and Chief	2006	$542,308	$740,433	$193,512	$1,260,000	$1,359,253	$4,095,506
Marketing Officer
LeAnn Nealz	2007	$725,000	$595,024	$543,997	$605,752	$8,680	$2,478,453
EVP and Chief	2006	$677,788	$960,782	$501,377	$1,569,893	$11,000	$3,720,840
Design Officer
Joan Holstein Hilson	2007	$485,000	$328,165	$330,271	$267,099	$107,680	$1,518,215
Principal Financial	2006	$468,846	$394,573	$161,688	$703,001	$273,117	$2,001,225
Officer

(1)	2007 and 2006 refer to the fifty-two week period ended February 2, 2008 and the fifty-three week period ended February 3, 2007, respectively.

(2)	The value of the restricted stock included in the Summary Compensation Table, including both time and performance based awards, is based on the compensation cost for financial reporting purposes for the fiscal year under Statement of Financial Accounting Standard No. 123(R) (“SFAS 123(R)”). Dividends are payable on vested and unvested restricted stock awards when dividends are paid on common stock, if applicable. The right to receive these dividends was factored into the grant date fair value of the awards; therefore dividends paid on the awards are not presented in the Summary Compensation Table.

(3)	The value of Option awards included in the Summary Compensation Table is based on the compensation cost for financial reporting purposes for the fiscal year under SFAS 123(R) and is derived using the Black-Scholes option pricing model. Additional information regarding this model is available in Note 9 of the Consolidated Financial Statements contained in the Company’s Fiscal 2007 Annual Report on Form 10-K.

(4)	Includes annual incentive bonus, LTICP awards and investment gains on LTICP accounts earned during Fiscal 2007. Amounts included in the table above attributed to LTICP account investment gains were: Mr. O’Donnell, $63,695; Ms. McGalla, $43,357; Ms. Nealz, $29,377; Ms. Savitt, $12,079; and Ms. Hilson, $10,049.

(5)	All other compensation for 2007 includes the following:

	Mr.	Ms.	Ms.	Ms.	Ms.
	O’Donnell	McGalla	Savitt	Nealz	Hilson

Relocation expense	$—	$—	$200,101	$—	$99,000
Car benefit	15,250	12,000	9,000	—	—
Tax gross up for car benefit	8,781	7,724	5,662	—	—
Employer 401(k) contribution	6,750	6,750	2,350	6,750	6,750
Employer 401(k) profit sharing contribution	1,930	1,930	1,930	1,930	1,930
Employer deferred compensation contribution	3,375	—	—	—	—
Club membership	5,222	—	—	—	—

Total:	$41,308	$28,404	$219,043	$8,680	$107,680

In addition, the Company pays any fees related to the filing of NEO stock ownership forms with the SEC.

Grants of Plan-Based Awards

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares	Securities	Price of	Stock and
			Awards			Awards			of Stock	Underlying	Option	Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name		Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

James V. O’Donnell	(1)	N/A	$—	$1,620,000	$3,240,000	—	—	—	—	—	—	—
	(2)	N/A	$202,500	$810,000	$1,620,000	—	—	—	—	—	—	—
	(3)	3/6/07	$—	$—	$—	—	276,568	—	—	—	—	$8,250,023
	(4)	3/6/07	$—	$—	$—	—	—	—	—	292,540	$29.83	$2,966,356

Susan P. McGalla	(1)	N/A	$—	$1,000,000	$2,000,000	—	—	—	—	—	—	—
	(2)	N/A	$125,000	$500,000	$1,000,000	—	—	—	—	—	—	—
	(3)	3/6/07	$—	$—	$—	—	50,285	—	—	—	—	$1,500,002
	(4)	3/6/07	$—	$—	$—	—	—	—	—	232,156	$29.83	$2,120,923

Kathy J. Savitt	(1)	N/A	$—	$455,000	$910,000	—	—	—	—	—	—	—
	(2)	N/A	$56,875	$227,500	$455,000	—	—	—	—	—	—	—
	(3)	3/6/07	$—	$—	$—	—	19,175	—	—	—	—	$571,990
	(4)	3/6/07	$—	$—	$—	—	—	—	—	59,757	$29.83	$545,926

LeAnn Nealz	(1)	N/A	$—	$543,750	$1,087,500	—	—	—	—	—	—	—
	(2)	N/A	$67,969	$271,875	$543,750	—	—	—	—	—	—	—
	(3)	3/6/07	$—	$—	$—	—	21,064	—	—	—	—	$628,339
	(4)	3/6/07	$—	$—	$—	—	—	—	—	65,642	$29.83	$599,689

Joan Holstein Hilson	(1)	N/A	$—	$242,500	$485,000	—	—	—	—	—	—	—
	(2)	N/A	$30,250	$121,000	$242,000	—	—	—	—	—	—	—
	(3)	3/6/07	$—	$—	$—	—	15,175	—	—	—	—	$452,670
	(4)	3/6/07	$—	$—	$—	—	—	—	—	47,290	$29.83	$432,030

(1)	Amount represents annual incentive cash bonus under the Company’s Management Incentive Plan (the “Bonus Plan”). The Compensation Committee established individual annual bonus targets under the Bonus Plan as a percentage of the respective participant’s base salary, with the actual bonus payment ranging from zero at threshold, to 100% at target and 200% if the outstanding goals are achieved for Fiscal 2007 (the “EPS Goals”). On March 5, 2008, the Compensation Committee certified that the Company partially achieved its target level of EPS goals, resulting in a 70% payout of the target amount of the awards above.

(2)	Amount represents the LTICP bonus under the Company’s Bonus Plan. The Compensation Committee established individual LTICP bonus targets under the Bonus Plan as a percentage of the respective participant’s base salary, with the actual bonus amounts ranging from zero below the threshold LTICP EPS Goal, to 25% of the targeted percentage amount at the threshold LTICP EPS Goal, 100% at the target

LTICP EPS Goal and 200% if the outstanding LTICP EPS Goal was achieved or exceeded for Fiscal 2007. On March 5, 2008, the Compensation Committee certified that the Company partially achieved its target level of LTICP EPS goals, resulting in 72% of the target LTICP bonuses being credited to an LTI account for each executive.

(3)	Amount represents a grant of shares of performance-based Restricted Stock under the Company’s 2005 Stock Award and Incentive Plan. On March 5, 2008, the Compensation Committee certified that 70% of this award vested based on partial achievement of the Company’s restricted stock EPS goals which ranged from 0% of the shares at threshold to 100% at target. The number of shares vested was: Mr. O’Donnell, 193,598; Ms. McGalla, 35,200; Ms. Nealz, 14,745; Ms. Savitt, 13,423; and Ms. Hilson, 10,623. Shares not vested were forfeited.

(4)	Amount represents a grant of stock options under the Company’s 2005 Stock Award and Incentive Plan which are exercisable at the fair market value on the grant date and vest over three years.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
			Equity					Number	Value
			Incentive					of	of
			Plan			Number		Unearned	Unearned
			Awards:			of	Market	Shares,	Shares,
	Number	Number	Number			Shares	Value of	Units or	Units or
	of	of	of			or Units	Shares or	Other	Other
	Securities	Securities	Securities			of Stock	Units of	Rights	Rights
	Underlying	Underlying	Underlying			That	Stock	That	That
	Unexercised	Unexercised	Unexercised	Option		Have	That Have	Have	Have
	Options	Options	Unearned	Exercise	Option	Not	Not	Not	Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#) (1)	($) (1)

James V. O’Donnell	817,200	—	—	$8.76	12/4/10	—	—	—	—
	900,000	—	—	$4.68	3/4/13	—	—	—	—
	147,436	294,872	—	$31.05	12/28/13	—	—	—	—
	—	292,540	—	$29.83	3/6/14	—	—	—	—
	—	—	—	—	—	—	—	276,568	$6,504,879
Susan P. McGalla	15,000	30,000	—	$18.78	3/22/13	—	—	—	—
	—	232,156	—	$29.83	3/6/14	—	—	—	—
	300,000	—	—	$17.78	5/16/15	—	—	—	—
	—	—	—	—	—	—	—	50,285	$1,182,703
Kathy J. Savitt	29,300	58,600	—	$19.60	3/14/13	—	—	—	—
	—	59,757	—	$29.83	3/6/14	—	—	—	—
	—	—	—	—	—	30,000	$705,600	—	—
	—	—	—	—	—	—	—	19,175	$450,996
LeAnn Nealz	36,900	73,800	—	$16.98	2/28/13	—	—	—	—
	—	65,642	—	$29.83	3/6/14	—	—	—	—
	75,000	—	—	$9.63	6/1/14	—	—	—	—
	—	—	—	—	—	—	—	21,064	$495,425
Joan Holstein Hilson	27,500	55,000	—	$16.98	2/28/13	—	—	—	—
	—	47,290	—	$29.83	3/6/14	—	—	—	—
	—	—	—	—	—	—	—	15,175	$356,916

(1)	Amount represents a grant of shares of performance-based Restricted Stock under the Company’s 2005 Stock Award and Incentive Plan. On March 5, 2008, the Compensation Committee certified that 70% of this award vested based on partial achievement of the Company’s restricted stock EPS goals which ranged from 0% of the shares at threshold to 100% at target. The number of shares vested was: Mr. O’Donnell, 193,598; Ms. McGalla, 35,200; Ms. Nealz, 14,745; Ms. Savitt, 13,423; and Ms. Hilson, 10,623. Shares not vested were forfeited.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#) (1)	($) (1)

James V. O’Donnell	—	—	300,000	$8,949,000
Susan P. McGalla	—	—	75,036	$2,238,324
Kathy J. Savitt	—	—	42,000	$1,262,910
LeAnn Nealz	—	—	33,900	$1,011,237
Joan Holstein Hilson	—	—	25,350	$756,191

(1)	The shares of performance based restricted stock granted in Fiscal 2006 vested on March 6, 2007 upon certification from the Compensation Committee that the Company met certain EPS performance goals. The value realized on vesting related to these awards is based on the fair market value on March 6, 2007 of $29.83. Ms Savitt also acquired time based restricted stock on March 14, 2007 with the value realized on vesting equal to the fair market value on March 14, 2007 of $30.50.

Nonqualified Deferred Compensation

The Company has a nonqualified deferred compensation program which allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed with the Company. The plan operates in compliance with the requirements of Section 409A of the Internal Revenue Code. The following table summarizes the activity in each of the NEO’s nonqualified deferred compensation accounts during Fiscal 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contribution	Earnings (Loss)	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

James V. O’Donnell (1)	$384,117	$3,375	$(4,661)	—	$397,002
Susan P. McGalla	—	—	—	—	—
Kathy J. Savitt (2)	$2,746	—	$(2)	—	$2,744
LeAnn Nealz (3)	—	—	$(985)	—	$61,564
Joan Holstein Hilson (3)	—	—	$(364)	—	$10,910

(1)	Mr. O’Donnell is deferring a total of $475,000 in calendar 2008 pursuant to the terms of his employment agreement. His contribution of $384,117 is reported in the Summary Compensation Table for Fiscal 2007 as Base Salary.

(2)	Ms. Savitt deferred $2,746 of her salary earned during Fiscal 2007 in accordance with the Company’s deferred compensation program. Her contribution is reported in the Summary Compensation Table for Fiscal 2007 as Base Salary.

(3)	Ms. Nealz and Ms. Hilson elected not to participate in the Company’s deferred compensation program during Fiscal 2007. The Fiscal 2007 losses relate to contributions made in prior years.

Post-Employment Compensation

Mr. O’Donnell was employed in Fiscal 2007 pursuant to an employment agreement dated December 28, 2006. Pursuant to the Agreement, Mr. O’Donnell will serve as the Company’s Chief Executive Officer through the fiscal year ending January 30, 2010 (“Fiscal 2009”) and as a non-executive employee through January 29, 2011 (“Fiscal 2010”). This agreement provides for a retirement benefit upon its expiration equal to the greater of (a) $2,200,000, or (b) Mr. O’Donnell’s total cash compensation (base salary plus annual cash incentive bonus, which is limited to target bonus for purposes of the calculation) for the highest compensated fiscal year of the prior six fiscal years. The retirement benefit is payable by the Company over five years after the expiration of the agreement’s term in Fiscal 2010. If the Company were to achieve its annual cash bonus goals in each year of the agreement, the retirement benefit payable would be $3,600,000. Additionally, in the event of a non-cause termination by the Company the agreement provides for severance payments equal to one year of base salary payable in a lump sum within 30 days of termination; the retirement benefit, payable in a lump sum within 30 days of termination; any incentive bonus that would have been paid to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred, even though he was not employed for the entire fiscal year; outstanding stock options shall vest and shall be exercisable for one year after the date of termination; restricted stock awards outstanding at the time of the termination and not previously forfeited shall vest to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred, even though he was not employed for the entire fiscal year; and payment of his Long Term Incentive account in a lump sum payment within 30 days of the date of termination. To the extent that any provisions of the Agreement do not comply with Internal Revenue Code Section 409A (“Code Section 409A”), which would cause Executive to incur any additional tax or interest under Code Section 409A, such terms of the Agreement shall be deemed to be modified, to the extent reasonably possible to do so, and applied by the Company in a manner to be consistent with Code Section 409A.

Ms. McGalla was employed in Fiscal 2007 pursuant to an employment agreement dated March 1, 2007. Pursuant to the Agreement, Ms. McGalla is employed as President and Chief Merchandising Officer of the Company through January 31, 2009. In the event of termination of the agreement by the Company under certain circumstances, Ms. McGalla will receive the following:

•	Severance in the form of one year’s base salary, ceasing if she accepts or performs comparable employment;

•	Any annual incentive cash bonus declared but unpaid if she has been employed the full fiscal year;

•	Continued medical coverage or payment of her COBRA premiums for one year, ceasing if she becomes eligible for similar coverage under another benefit plan; and

•	Vesting of any restricted stock awards outstanding at the time of termination to the extent that the performance goals are met for the fiscal year, if she is actively employed at least six full months during the fiscal year.

Ms. Nealz is employed pursuant to an employment letter dated March 31, 2004. In the event of a non-cause termination by the Company, this letter provides for a lump-sum severance payment equal to one year of base salary.

Ms. Savitt is employed pursuant to an employment letter dated January 3, 2006. In the event of a non-cause termination by the Company, this letter provides for severance payments equal to one year of base salary. Additionally, a target annual incentive compensation bonus, conditioned upon the Company’s performance goals actually being achieved and certified by the Compensation Committee will be paid, provided, however, if the goals are not achieved, an incentive bonus in an amount equal to six months of base salary will be paid.

Ms. Hilson is employed pursuant to an employment letter dated July 18, 2005. It provides for severance payments equal to up to one year of base salary in the form of salary continuation during a non-compete period.

The following tables set forth the expected benefit to be received by each NEO in the event of his or her termination resulting from various scenarios, assuming a termination date of February 2, 2008 and a stock price of $23.39, our closing stock price on February 1, 2008. The tables do not include the payment of the aggregate balance of the NEO’s nonqualified deferred compensation that is disclosed in the Nonqualified Deferred Compensation table above.

James V. O’Donnell

	Death or	Voluntary	Termination	Termination	Change in
	Disability	Retirement	w/out Cause	for Cause	Control

Cash Payments
Base/Retirement (1)	$2,484,000	$2,484,000	$3,834,000	$—	$—
Bonus (2)	1,134,000	1,134,000	1,134,000	1,134,000	1,134,000
LTICP (3)	2,939,077	2,939,077	2,939,077	2,939,077	2,939,077
Stock Option Vesting Acceleration (4)	—	—	—	—	—
Stock Award Vesting Acceleration (5)	4,528,257	4,528,257	4,528,257	4,528,257	4,528,257

Total	$11,085,334	$11,085,334	$12,435,334	$8,601,334	$8,601,334

(1)	Pursuant to Mr. O’Donnell’s employment agreement, amount represents a retirement benefit equal to Mr. O’Donnell’s total cash compensation (base salary plus annual incentive bonus) for the highest compensated fiscal year of the prior six fiscal years with certain limitations. Additionally, in the event of a termination without cause, amount includes severance in an amount equal to one year of Mr. O’Donnell’s base salary.

(2)	Pursuant to Mr. O’Donnell’s employment agreement, in the event of a termination without cause, the Company is obligated to pay the annual incentive bonus based upon the performance goals being met. In all other cases, amount assumes that the Compensation Committee paid the annual incentive bonus based upon the performance goals being met.

(3)	Pursuant to Mr. O’Donnell’s employment agreement, in the event of a termination without cause, the Company is obligated to pay the LTI account balance. In all other cases, amount assumes that the Compensation Committee paid the LTI account balance, including the amount earned during Fiscal 2007 of $583,200.

(4)	Based upon the stock price as of February 2, 2008, the value of Mr. O’Donnell’s unvested portions of stock option awards that are outstanding is zero.

(5)	Pursuant to Mr. O’Donnell’s employment agreement, in the event of a termination without cause, the Company is obligated to vest any restricted stock awards outstanding based upon the performance goals being met. In all other cases, amount assumes that the Compensation Committee vested the outstanding restricted stock awards based upon the performance goals being met.

Susan P. McGalla

		Resignation for
	Death or	Good	Termination	Termination	Change in
	Disability	Reason	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$1,000,000	$1,000,000	$—	$—
Bonus (2)	700,000	700,000	700,000	—	700,000
LTICP (3)	1,974,503	—	—	—	1,974,503
Stock Option Vesting Acceleration (4)	138,300	—	—	—	138,300
Stock Award Vesting Acceleration (5)	823,305	823,305	823,305	—	823,305

Total	$3,636,108	$2,523,305	$2,523,305	$—	$3,636,108

(1)	Pursuant to Ms. McGalla’s employment agreement, amount represents a continuation of base salary for one year; provided, however, that such salary shall cease to be paid if Ms. McGalla accepts or performs comparable employment.

(2)	Amount assumes that the Compensation Committee paid the annual incentive bonus based upon the performance goals being met.

(3)	Pursuant to Ms. McGalla’s employment agreement, amount represents Ms. McGalla’s balance in her long term incentive account.

(4)	Pursuant to Ms. McGalla’s employment agreement, amount represents value of all unvested portions of stock option awards that are outstanding.

(5)	Pursuant to Ms. McGalla’s employment agreement, amount represents the accelerated vesting of outstanding restricted stock awards based upon the performance goals being met.

Kathy J. Savitt

		Resignation for
	Death or	Good	Termination	Termination	Change in
	Disability	Reason	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$650,000	$650,000	$—	$—
Bonus (2)	—	325,000	325,000	—	317,558
LTICP (3)	432,228	—	595,543	—	595,543
Stock Option Vesting Acceleration (4)	222,094	—	—	—	222,094
Stock Award Vesting Acceleration (5)	1,015,664	—	—	—	1,015,664

Total	$1,669,986	$975,000	$1,570,543	$—	$2,150,859

(1)	Pursuant to Ms. Savitt’s employment letter, amount represents one year of base salary.

(2)	Pursuant to Ms. Savitt’s employment letter, amount represents six months base salary as the performance goals were met. In the event of a change in control, amount assumes that the Compensation Committee paid the annual incentive bonus based upon the performance goals being met.

(3)	In the event of Ms. Savitt’s death or disability, amount represents the balance in her long term incentive account. In the event of a termination without cause or change in control, amount assumes that the Compensation Committee paid the LTI account balance, including the amount earned during Fiscal 2007 of $163,315.

(4)	Amount represents value of all unvested portions of stock option awards that are outstanding.

(5)	Amount represents the accelerated vesting of time-based outstanding restricted stock awards. Additionally, amount assumes that the Compensation Committee vested the outstanding restricted stock awards based upon the performance goals being met.

LeAnn Nealz

		Resignation for
	Death or	Good	Termination	Termination	Change in
	Disability	Reason	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$725,000	$725,000	$—	$—
Bonus (2)	—	—	—	—	380,625
LTICP (3)	1,078,247	—	1,273,997	—	1,273,997
Stock Option Vesting Acceleration (4)	236,529	—	—	—	236,529
Stock Award Vesting Acceleration (5)	344,885	—	—	—	344,885

Total	$1,659,661	$725,000	$1,998,997	$—	$2,236,036

(1)	Pursuant to Ms. Nealz’s employment letter, amount represents one year of base salary.

(2)	In the event of a change in control, amount assumes that the Compensation Committee paid the annual incentive bonus based upon the performance goals being met.

(3)	In the event of Ms. Nealz’s death or disability, amount represents the balance in her long term incentive account. In the event of a termination without cause or change in control, amount assumes that the Compensation Committee paid the LTI account balance, including the amount earned during Fiscal 2007 of $195,750.

(4)	Amount represents value of all unvested portions of stock option awards that are outstanding.

(5)	Amount assumes that the Compensation Committee vested the outstanding restricted stock awards based upon the performance goals being met.

Joan Holstein Hilson

		Resignation for
	Death or	Good	Termination	Termination	Change in
	Disability	Reason	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$485,000	$485,000	$—	$—
Bonus (2)	—	—	—	—	169,750
LTICP (3)	360,674	—	447,974	—	447,974
Stock Option Vesting Acceleration (4)	176,275	—	—	—	176,275
Stock Award Vesting Acceleration (5)	248,472	—	—	—	248,472

Total	$785,421	$485,000	$932,974	$—	$1,042,471

(1)	Pursuant to Ms. Hilson’s employment letter, amount represents one year of base salary.

(2)	Amount represents a declared but unpaid bonus based upon the performance goals being met.

(3)	In the event of Ms. Hilson’s death or disability, amount represents the balance in her long term incentive account. In the event of a termination without cause or change in control, amount assumes that the Compensation Committee paid the LTI account balance, including the amount earned during Fiscal 2007 of $87,300.

(4)	Amount represents value of all unvested portions of stock option awards that are outstanding.

(5)	Amount assumes that the Compensation Committee vested the outstanding restricted stock awards based upon the performance goals being met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a Related Party Transaction Policy (the “Policy”) to allow the Company to identify, document and properly disclose related party transactions. The Policy applies to all associates who have authority to enter into commitments on behalf of the Company. Per the Policy, a related party transaction is any transaction to which the Company or any of its subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include, without limitation, those for the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, if an associate or a member of an associate’s immediate family is a supplier of goods or services or owns or is employed by a business that supplies the Company, or if a member of an associate’s immediate family is employed by the Company, it is a related party transaction. All related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, Director or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, the Company’s General Counsel and either the Chief Financial Officer or Chief Accounting Officer. Each quarter, the Company’s Directors and associates who have authority to enter into commitments on behalf of the Company are required to provide a certification regarding the existence of any related party transactions that they have knowledge of and which have not been fully and accurately disclosed in the Company’s filings with the Securities and Exchange Commission.

During Fiscal 2004, we entered into an employment agreement with Charles Chupein, son-in-law of James V. O’Donnell. Mr. Chupein’s employment as Vice President and Chief Operating Officer of MARTIN + OSA began on February 14, 2005. During Fiscal 2007, Mr. Chupein received an annual salary of $290,000. He was granted 8,887 stock options with an exercise price of $29.83 on March 6, 2007. Additionally, based on the achievement of Fiscal 2007 performance goals, Mr. Chupein received an annual cash bonus of $81,038, a long term incentive plan award of $41,677 and 2,852 shares of performance based restricted stock became fully vested on March 5, 2008. For Fiscal 2008, Mr. Chupein will receive an annual salary of $320,000, which includes an increase attributed to additional responsibilities. Beginning in 2008, Mr. Chupein added the responsibility of production and sourcing to his previous responsibilities over the real estate, store operations, finance and merchandise planning departments. Additionally, he will be eligible to receive an annual cash bonus of $128,000 and a long term incentive plan award of $64,000 with the payments contingent on performance goals. Mr. Chupein was also granted 14,351 stock options with an exercise price of $21.28 on March 5, 2008 and is eligible to receive up to 4,411 shares of performance based restricted stock. Mr. Chupein also participates in various compensation and employee benefits plans or arrangements on the same basis as other employees in comparable positions.

The Company engages independent relocation companies (a “provider”) to provide certain relocation and related services for eligible employees. The relocation benefits vary based on the level of the employee. For executive officers, the Company’s relocation program may include a guaranteed purchase offer provision for the employee’s pre-move residence under which the provider offers to purchase the employee’s residence at a price based on independent appraisals of the property or the price offered by a third-party buyer. Amounts includable in the employee’s income under the relocation program are grossed up by the Company to pay the employee’s income taxes on those amounts.

Pursuant to such an arrangement, in January 2006, a provider purchased Ms. Savitt’s former residence at a purchase price determined by independent appraisals of the property. The provider paid Ms. Savitt the purchase price and assumed all expenses associated with ownership of the property. The Company reimbursed the provider for all expenses, including the loss from the resale of the residence during Fiscal 2007 to a third-party buyer, together with the fees and interest paid to the provider in connection with this arrangement. During Fiscal 2006 and Fiscal 2007, the Company paid or accrued $1,349,500 and $200,101, respectively, in connection with the relocation of Ms. Savitt.

Also pursuant to such an arrangement, in August 2006, a provider purchased Ms. Hilson’s former residence at a purchase price determined by independent appraisals of the property. The provider paid Ms. Hilson the purchase price and assumed all expenses associated with ownership of the property. The

Company is reimbursing the provider for all expenses, including the anticipated loss from the resale of the residence to a third-party buyer, together with the fees and interest paid to the provider in connection with this arrangement. During Fiscal 2006 and Fiscal 2007, the Company paid or accrued $265,554 and $99,000, respectively, in connection with the relocation of Ms. Hilson.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report for the year ended February 2, 2008 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm, its independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 2, 2008 for filing with the Securities and Exchange Commission.

J. Thomas Presby, Audit Committee Chair
Michael G. Jesselson, Audit Committee Member
Cary D. McMillan, Audit Committee Member
Janice E. Page, Audit Committee Member
Gerald E. Wedren, Audit Committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2007, Ernst & Young LLP served as our independent registered public accounting firm and in that capacity rendered an unqualified opinion on our consolidated financial statements as of and for the year ended February 2, 2008.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

	Fiscal	Fiscal
Description of Fees	2007	2006

Audit Fees	$1,020,955	$979,369
Audit-Related Fees	95,500	4,000
Tax Fees	262,000	66,030
All Other Fees	—	—

Total Fees	$1,378,455	$1,049,399

“Audit Fees” include fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports as well as fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for certain agreed upon procedures, accounting consultations and accounting research software. “Tax Fees” primarily include fees billed related to federal income tax examination assistance and consulting.

The Audit Committee has adopted a policy that requires pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimus exceptions for non-audit services as described in SEC Exchange Act Section 10A(i)(1)(B) which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from on or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to the Corporate Secretary of the Company, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another Company stockholder and wish to have your future proxy statements and annual reports householded, please contact the Corporate Secretary of the Company at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Fiscal 2007 Form 10-K as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, through the investor relations section of our Internet website at www.ae.com under the links “Investment Information, Annual Reports.” A request for a copy of such report should be directed to Judy Meehan, Vice President of Investor Relations of the Company, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

PLEASE DETACH PROXY CARD HERE

PROXY
AMERICAN EAGLE OUTFITTERS, INC.
The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Joan Holstein Hilson and Neil Bulman, Jr., or either of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania on Tuesday, June 24, 2008 at 11:00 a.m., local time, and at any adjournment or adjournments thereof as follows:

1.	Proposal One. Election of Directors.				2.	Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		FOR	AGAINST	ABSTAIN
	MICHAEL G. JESSELSON	☐	☐	☐	3.	In their discretion to vote upon such other matters as may properly come before the meeting.
		FOR	AGAINST	ABSTAIN
	ROGER S. MARKFIELD	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	JAY L. SCHOTTENSTEIN	☐	☐	☐
(Continued, and to be dated and signed, on the other side)

PLEASE DETACH PROXY CARD HERE

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND PROPOSAL 2.

Please sign and date this Proxy below and return in the enclosed envelope.

DATE:	,	2008

(Signature)

(Signature of joint owner)

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

This proxy is solicited on behalf of the Board of Directors.